Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181656

The information in this preliminary prospectus supplement is not complete and may be changed.  A registration statement related to these securities has been declared effective by the Securities and Exchange Commission.  This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 31, 2012

PROSPECTUS SUPPLEMENT
(To the Prospectus Dated May 24, 2012)

3,000,000 Shares of Common Stock

We are offering 1,962,920 shares of our common stock and the selling stockholders named herein are offering to sell an additional 1,037,080 shares of our common stock.  We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders.  We will bear a portion of the expenses of the offering of common stock, except that the selling stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes with respect to their shares of common stock.

Our common stock is listed on the NASDAQ Capital Market under the symbol “UNXL”.  As of June 29, 2012, the aggregate market value of our outstanding common stock held by non-affiliates (the public float) was approximately $39.7 million, which was calculated based on 5,904,900 shares of outstanding common stock held by non-affiliates and on a price per share of $6.72, the closing price of our common stock on June 29, 2012.  On July 26, 2012, the closing price of our common stock as reported by the NASDAQ Capital Market was $6.20 per share.  Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million.

Investing in our common stock involves significant risks.  Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page S-6 of this prospectus supplement and page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

The underwriter may also purchase from us up to an additional 450,000 shares of our common stock at the public offering price per share, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement.

We anticipate that delivery of the shares of our common stock will be made through the facilities of the Depository Trust Company on or about                           , 2012, subject to customary closing conditions.

Sole Book-Running Manager

Craig-Hallum Capital Group

The date of this prospectus supplement is                                , 2012.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts.  The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering.  The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information.  Generally, when we refer to this prospectus, we are referring to both parts of this document combined and any documents incorporated by reference.  We urge you to carefully read this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered under this prospectus supplement.  This prospectus supplement may add, update or change information contained in the accompanying prospectus.  To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and contained or incorporated by reference in the accompanying prospectus.  Neither we, the selling stockholders nor the underwriter has authorized anyone to provide you with different or additional information.  Dealers are not authorized to give any information other than the information contained or incorporated by reference in the prospectus or this prospectus supplement.  If anyone provides you with different, additional or inconsistent information, you should not rely on it.  We and the selling stockholders are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States.  You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since those dates.  You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus when making your investment decision.  You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Where You Can Find More Information.”

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference includes trademarks, service marks and trade names owned by us or other companies.  All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “the Company” or “Uni-Pixel” refer to Uni-Pixel, Inc. and its subsidiary.

S-i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements in or incorporated by reference in this prospectus supplement and the accompanying prospectus include, without limitation, statements related to our plans, strategies, objectives, expectations, intentions and adequacy of resources.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion; (ii) our plans and results of operations will be affected by our ability to manage growth and competition; and (iii) other risks and uncertainties indicated from time to time in our filings with the SEC.  Important factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, but are not limited to, the rate and degree of market acceptance of our products, our ability to develop and market new and enhanced products, our ability to obtain financing as and when we need it, competition from existing and new products and our ability to effectively react to other risks and uncertainties described from time to time in our SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility.

In some cases, you can identify forward-looking statements by terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ ‘‘potential,’’ or ‘‘continue’’ or the negative of such terms or other comparable terminology.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date such statements are made.  We do not undertake any obligation to publicly update or revise any forward-looking statement.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference.  This summary is not complete and does not contain all of the information that you should consider before investing in our securities.  To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-6, the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision.

About Uni-Pixel, Inc.

We believe we are one of the technology leaders in the optical design and manufacturing of large area microstructured polymer film materials and related technologies for the display, flexible electronics, energy, transportation and entertainment industries.  Our microstructured polymer films, which we refer to as Performance Engineered Films (“PEFs”), are designed to lower the cost and improve functionality and performance of devices in the markets they address.  Recently, we have made key technological advances that have enabled our PEFs to be produced at high volume with low costs, and over wide area flexible substrates. We have developed two products from these processes. These products are our patent-pending Diamond Guard™ hard coat films and our transparent conducting film produced with our patent pending UniBoss™ process.

Our Proprietary Technologies

We focus our research and development on projects that we believe will generate short-term revenue and lead to long-term high volume product purchases.  In addition to research and development, we may work on related projects if they are customer funded.  Of our 19 employees, the majority have degrees or advanced degrees in physics, mathematics, chemistry, materials science, or optics.  Historically our development efforts have yielded numerous patents, as well as trade secrets and manufacturing know how that we believe gives us a competitive advantage with respect to our current intellectual properties. In May 2010, we sold 20 U.S. patents, 104 patent applications, and 23 foreign patents.  As of July 26, 2012, we had 3 patents issued and 54 patent applications filed with the U.S. Patent and Trademark Office that cover technology including our PEFs and our UniBoss™ process.  Our historic development efforts have guided our recent technological advances and the generation of new intellectual property with respect to our PEFs.

Our patent-pending UniBoss™ process is a new flexible electronic manufacturing process whereby we can precisely pattern fine line conductors on a variety of substrates such as glass, circuit boards, and flexible polymer rolls of film in a continuous roll-to-roll and semi continuous sheet process with high optical transparency.  We are targeting films made by the UniBoss™ process as an alternative to traditional indium tin oxide (“ITO”) coated transparent materials used in a variety of electronic products.  By replacing the ITO in a display device we can lower the device production cost, reduce the product thickness and weight, and improve the overall efficiency and performance. Furthermore, this process is adaptive with polymer substrates and as a result may enable the production flexible displays.

Additionally, during the development of our PEF technology we were able to produce an ultra hard coat that we apply to base films and substrates to produce our Diamond Guard™ film technology and product line. We believe our in-house design and prototyping capabilities along with our toll manufacturing partners allow us to be one of the low cost producers for micro-structured and hard coated films for our markets of interest.

Our Target Markets

We are currently focusing our efforts on applications of our PEFs in the following areas:

Transparent Electrically Conductive Films – UniBossTM

Our recent development of the UniBoss™ process, which is the ability to print very conductive fine lines with very high light transmission, enables us to enter a large and growing market for transparent touch screens. We believe this technology is a superior replacement to ITO as the transparent conducting layer in a touch screen device. Based upon calculations derived from DisplaySearch forecasts of the worldwide touch panel market, we believe that the worldwide film market for touch sensors could be $3 billion to $5 billion dollars per year over the next five years. Our transparent conductive films can be produced with our UniBoss™ process at low cost and on large flexible polymer substrates. We believe this enables manufacturers to effectively produce large area touch screens at commercially viable costs with enhanced performance and functionality. In addition, we believe that the insertion of this technology into smaller devices will lead to thinner, lighter, lower cost and higher efficiency products.  We are currently working with touch screen manufacturers and end users to design products based on our technological achievements or know-how.

Diamond Guard™ Cover Glass Replacement and Protective Cover Films

During the past two years we have designed, developed and demonstrated large scale production of micro-structured and hard coated films for use as cover glass replacement and protective cover films for touch and multi touch electronic computing devices.  We are currently shipping our Diamond Guard™ Hard Coat films to end users both domestically and internationally.  We believe that our Diamond Guard™ films are unique in the market as compared to other similar products because our hard coat and surface treatments offer better functional specifications as compared to competitive films.  In addition to better features, our roll-to-roll production capabilities result in low production costs which allow us to competitively price our product at or below the price of other products in the market today. We sell our films under the Clearly Superior™ and Diamond Guard™ film brands as well as private labels.  We are currently in discussions with various original equipment manufacturers, touch panel module manufacturers and consumer product manufacturers for incorporation of our product into their product lines, although we cannot guarantee that any of these manufacturers will purchase our product.

Light Extraction and Management Films

We also intend to sell our films as sub-components for use in liquid crystal display (“LCD”), field sequential LCD (“FSC-LCD”) and Time Multiplexed Optical Shutter (“TMOS”) display as back light films and active film sub-components.  If we are successful in this endeavor, these uses could utilize billions of square feet of our product on an annual basis.

3-D Films

With the release of the movie Avatar in 2009 significant interest has been generated in 3-D content for consumer products such as video games and movies for portable devices. We have developed a micro-structured and printed film to enable a 3-D visual experience on any type of display device without the need for glasses.  We demonstrated our first prototype in January 2010 at the Consumer Electronics show in Las Vegas and based on the positive response at that show we continue to improve and enhance the film’s performance for the potential deployment by end-users and consumers for use with their products.  We have a patent on auto stereoscopic display film and we have filed a patent application covering 2D – 3D switchable backlights.

Key Partnerships

Texas Instruments

On February 28, 2012, we announced that we entered into a memorandum of understanding with Texas Instruments (“TI”) for a collaborative effort to integrate TI’s touch controllers with our UniBoss™ printed touch sensors and a potential definitive agreement involving marketing and sales efforts. TI is a world leader in the design and production of both analog and digital chipsets, and its line of touch controllers are already used by the top manufacturers in numerous handheld electronic devices on the market today. TI believes that UniBoss™ offers unparalleled cost and performance benefits and that together the companies can bring a high-quality touch screen solution to market at low cost.

Carestream Tollcoating

On March 12, 2012, we announced that we entered into a Master Distribution Agreement with Carestream Tollcoating for our Diamond Guard™ protective cover films. Carestream Tollcoating is a premium provider of high-precision contract coating services and optical grade polyethylene terephthalate film, specializing in the application of aqueous and solvent coatings on flexible substrates for imaging, printed electronics, display, electronic component, nanotechnology, battery, and a variety of other flexible advanced material markets. Its global logistics network, with supply chain management and distribution capabilities in 56 countries offers worldwide end-to-end service from high precision coating through post-manufacturing. Carestream will support the manufacturing, warehousing and sales of our protective cover film line of products with production capacity of more than 100 million square feet a year.

Corporate Information

Our facilities and executive offices are located at 8708 Technology Forest Place, Suite 100, The Woodlands, Texas, 77381, and our telephone number is (281) 825-4500. We were incorporated in Delaware on May 24, 2001.  Additional information about us is available on our website at www.unipixel.com.  The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus.  Our common stock, par value $0.001 per share, is currently traded on the NASDAQ Capital Market under the ticker symbol “UNXL.”

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus.  For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

The Offering

Common stock offered by us	1,962,920 shares
Common stock offered by selling stockholders	1,037,080 shares
Common Stock to be outstanding after the offering	9,107,949 shares
Over-allotment option
We have granted an option to our underwriter to purchase up to an additional 450,000 shares of common stock within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.

Use of proceeds
We intend to use the proceeds from the sale of stock for working capital and general corporate purposes.  We will not receive any proceeds from the sale of our common stock by the selling stockholders.  See the “Use of Proceeds” section of this prospectus supplement for further information.

Market and trading symbol for the common stock	Our common stock is currently listed and traded on the NASDAQ Capital Market under the symbol “UNXL.”

Unless otherwise indicated, the number of shares of our common stock that will be outstanding immediately after this offering is based on 7,145,029 shares of common stock outstanding as of July 26, 2012, and excludes, as of July 26, 2012:

•	2,203,015 shares of our common stock issuable upon exercise of stock options under our stock plans at a weighted average exercise price of $7.50 per share;
•	1,316,979 shares of our common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $6.23 per share; and
•
11,666 shares of our common stock reserved for future issuance under our 2005 Equity Incentive Plan; 28,328 shares of our common stock reserved for future issuance under our 2007 Equity Incentive Plan; 18,243 shares of our common stock reserved for future issuance under our 2010 Equity Incentive Plan; and 115,000 shares of our common stock reserved for future issuance under our 2011 Equity Incentive Plan.

Except as otherwise noted, all information in this prospectus assumes:

•	an assumed offering price of $6.20 per share (the closing sale price of our common stock on the NASDAQ Capital Market on July 26, 2012);
•	no exercise of the underwriter’s overallotment option;
•	that no options, warrants or shares of common stock were issued after July 26, 2012 and that no outstanding options or warrants were exercised after July 26, 2012; and
•	that the number of shares we sell in this offering is the same as set forth on the cover of this prospectus supplement.

Summary Selected Consolidated Financial Information

You should read the historical summary selected consolidated financial data along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the reports cited below. Our historical results are not necessarily indicative of the results that may be expected for any future period.

In the table below, we provide you with historical summary selected consolidated financial data for, and as of the end of each of, the three years ended December 31, 2009, 2010 and 2011, derived from our audited consolidated financial statements previously filed in our Annual Reports on Form 10-K. We also provide the financial data for, and as of the end of, the second fiscal quarters of 2012 and 2011, derived from our unaudited consolidated financial statements filed in our Quarterly Reports on Form 10-Q.

	Years Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
Statement of Operations Data:
Revenue	$--	$243,519	$195,237	$189,566	$74,124
Costs of revenues	$--	$20,695	$46,985	$44,007	$25,479
Gross margin	$--	$222,824	$148,252	$145,559	$48,645
Selling, general and administrative expenses	$2,365,613	$2,748,697	$4,186,927	$2,448,002	$1,817,873
Research and development	$2,765,658	$2,551,226	$4,542,735	$2,526,166	$2,317,341
Operating Loss	$(5,131,271)	$(5,077,099)	$(8,581,410)	$(4,828,609)	$(4,086,569)
Other income (expenses)
Gain on sale of intellectual property	$--	$2,088,835	$--	$--	$--
Debt issuance expense	$(164,960)	$(554,827)	$--	$--	$--
Interest income (expense), net	$(76,607)	$(274,703)	$11,986	$7,443	$2,826
Net loss	$(5,372,838)	$(3,817,794)	$(8,569,424)	$(4,821,166)	$(4,083,743)
Basic and diluted net loss per share	$(2.68)	$(1.05)	$(1.20)	$(0.68)	$(0. 57)
Weighted average number of basic and diluted common shares outstanding	2,006,546	3,628,454	7,138,426	7,134,480	7,142,307

	December 31,			June 30,
	2009	2010	2011	2011	2012
Consolidated Balance Sheet Data				(unaudited)

Cash and cash equivalents	$307,850	$13,049,446	$7,216,663	$9,587,847	$4,630,449
Working capital (deficit)	$(2,573,808)	$12,699,888	$7,133,745	$9,523,156	$4,523,619
Total assets	$1,177,287	$13,215,508	$8,388,306	$10,929,824	$5,606,426
Deferred revenue	$--	$85,906	$33,333	$--	$--
Total liabilities	$3,305,484	$427,447	$87,468	$64,742	$154,626
Accumulated deficit	$(49,908,524)	$(53,726,318)	$(62,295,742)	$(58,547,484)	$(66,379,485)
Total stockholders’ equity (deficit)	$(2,128,197)	$12,788,061	$8,300,838	$10,865,082	$5,451,800

RISK FACTORS

An investment in our common stock involves a high degree of risk and uncertainty.  You should consider the “Risk Factors” included in the accompanying prospectus, as well as the other information contained in this prospectus supplement and in documents that are incorporated by reference into this prospectus supplement, including the discussions under “Item 1A. Risk Factors,” “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference into this prospectus supplement.  If any of these risks were to occur, our business, financial condition, cash flow or prospects and results of operations could be severely harmed. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks Relating to Ownership of Our Securities

Owning our securities involves risk.  Please see the heading “Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference into this prospectus supplement.

Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock.  Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock.  We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.  The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the NASDAQ Capital Market under the symbol “UNXL.”  The following table sets forth the quarterly high and low reported sale prices for our common stock during the quarters indicated below.

	Period	High	Low

Year Ended December 31, 2012	Third quarter ended September 30, 2012 (through July 26, 2012)	$6.70	$5.58
	Second quarter ended June 30, 2012	$7.29	$5.15
	First quarter ended March 31, 2012	$6.68	$4.74

Year Ended December 31, 2011	Fourth quarter ended December 31, 2011	$7.49	$4.54
	Third quarter ended September 30, 2011	$8.85	$3.98
	Second quarter ended June 30, 2011	$9.20	$6.10
	First quarter ended March 31, 2011	$8.44	$6.40

Year Ended December 31, 2010	Fourth quarter ended December 31, 2010	$8.40	$4.20
	Third quarter ended September 30, 2010	$7.65	$4.80
	Second quarter ended June 30, 2010	$9.75	$2.40
	First quarter ended March 31, 2010	$7.50	$2.25

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock that we are offering hereby will be approximately $11,239,898, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.  We do not expect that a change in the public offering price or the number of shares by these amounts would have a material effect on our use of the proceeds from this offering, although it may impact the amount of time prior to which we will need to seek additional capital.

We intend to use the net proceeds from the sale of the securities offered by us under this prospectus supplement for working capital and general corporate purposes.  These purposes may include capital expenditures.  Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds.  Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

We will not receive any proceeds from the sale of our common stock by the selling stockholders.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2012 on an actual basis and on an as-adjusted basis after giving effect to the completion of this offering with a sale by us of 1,962,920 shares of common stock and estimated net proceeds of $11,239,898.  This table should be read in conjunction with our audited and unaudited financial statements.

	June 30, 2012

	As Reported	As Adjusted
	(unaudited)	(unaudited)

Cash and cash equivalents	$4,630,449	$15,870,347

Common stock, par value $0.001, 100,000,000 shares authorized; 7,142,307 shares issued and outstanding, as reported, 9,105,227 shares issued and outstanding, as adjusted	7,142	9,105

Additional paid-in capital	71,824,143	83,062,078

Accumulated deficit	(66,379,485)	(66,379,485)

Total stockholders’ equity	5,451,800	16,691,698

Total capitalization	$5,606,426	$16,846,324

SELLING STOCKHOLDERS

The selling stockholders are offering to sell 1,037,080 shares of our common stock and we are offering to sell 1,962,920 shares of common stock in this offering.  We will receive no proceeds from the sale of the shares held by the selling stockholders.

The following table sets forth information with respect to the common stock known to us to be beneficially owned by the selling stockholders as of July 26, 2012.  To our knowledge, the selling stockholders have sole voting and investment power over the common stock listed in the table below.  Except as otherwise disclosed herein, the selling stockholders have not had a material relationship with us during the preceding three years.

	Beneficial Ownership of			Beneficial Ownership
	Common Stock Prior		Common	of Common Stock
	to the Offering		Stock	After the Offering (1)
	Number of	Percent of	Offered	Number of	Percent of
Name of Selling Stockholder	Shares	Class (2)	Hereby	Shares	Class (2)
The Raptor Global Portfolio Liquidating Trust (3)	1,423,986	18.9%	1,028,331	395,655	5.2%
The Altar Rock Fund Liquidating Trust (4)	12,115	*	8,749	3,366	*

* Less than 1%.
(1)
Assumes that all of the shares held by the selling stockholders covered by this prospectus are sold and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.

(2) Calculated based on 7,145,029 shares of common stock outstanding as of July 26, 2012.
(3)
Includes immediately exercisable warrants to purchase 395,655 shares of common stock.  Voting and investment control of these securities is held by Raptor Capital Management LP, the investment adviser of The Raptor Global Portfolio Liquidating Trust, as more fully described in the Schedule 13D/A of Raptor Capital Management LP dated December 23, 2010 with respect to Uni-Pixel, Inc.

(4)
Includes immediately exercisable warrants to purchase 3,366 shares of common stock.  Voting and investment control of these securities is held by Raptor Capital Management LP, the investment adviser of The Altar Rock Fund Liquidating Trust, as more fully described in the Schedule 13D/A of Raptor Capital Management LP dated December 23, 2010 with respect to Uni-Pixel, Inc.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, Craig-Hallum Capital Group has agreed to be the sole underwriter and to purchase all shares of common stock sold in this offering.  The underwriter will be committed to take and to pay for all of the shares if any are purchased.

The underwriter has advised us and the selling stockholders that it proposes to offer the shares of common stock to the public at $             per share. The underwriter proposes to offer the shares of common stock to certain dealers at the same price less a concession of not more than $             per share. The underwriter may allow, and the dealers may reallow, a concession of not more than $             per share on sales to certain other brokers and dealers. After this offering, these figures may be changed by the underwriter.

We have granted to the underwriter an option to purchase up to an additional 450,000 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriter may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriter exercises the option, the underwriter will become obligated, subject to certain conditions, to purchase the shares for which it exercises the option.  Craig-Hallum Capital Group expects to deliver the shares of common stock to purchasers on or about             , 2012.

The following table shows the underwriting discounts to be paid to the underwriter in connection with this offering.  These amounts are shown assuming by no and full exercise of the over-allotment option.  In addition to the underwriting discounts, we have agreed to pay up to $100,000 of the fees and expenses of the underwriter, including fees and expenses of counsel to the underwriter, arising out of this offering. The fees and expenses of the underwriter that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below.

	Per Share – No Exercise	Total – No Exercise	Total - Full Exercise
Paid by us	$	$	$
Paid by the selling stockholders	$	$	$

We estimate that the total expenses of the offering, excluding underwriting discounts, will be approximately $200,000. This includes $100,000 of fees and expenses of the underwriter. These expenses are payable by us.

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

We and each of our directors, executive officers and the selling stockholders and Merrill Lynch Pierce, Fenner & Smith Incorporated, a beneficial owner of more than 5% of our common stock, have agreed to certain restrictions on the ability to sell shares of our common stock for a period of 90 days after the date of this prospectus supplement. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of our common stock, options or warrants to acquire shares of our common stock, or any related security or instrument, without the prior written consent of Craig-Hallum Capital Group. This 90-day period will be automatically extended if (1) during the last 17 days of the restricted period we issue an earnings release or announce material news or a material event or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period following the last day of the period, in which case the restrictions described in this paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. The agreements provide exceptions for sales to the underwriter pursuant to the underwriting agreement and certain other situations.  The restrictions in these agreements may be waived by Craig-Hallum Capital Group.

From time to time in the ordinary course of business, the underwriter and certain of the underwriter’s affiliates have engaged, and may in the future engage, in investment banking transactions with us, our affiliates, the selling stockholders or their affiliates.

To facilitate this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of shares of our common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than we have sold to them.  The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.  In addition, the underwriter may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of shares of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Capital Market, where our common stock is listed, or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter and selling group members may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on the NASDAQ Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

The underwriter may facilitate the marketing of this offering online directly or through one of the underwriter’s affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Richardson & Patel, LLP, Los Angeles, California.  The underwriter has been represented in connection with this offering by Faegre Baker Daniels LLP, Minneapolis, Minnesota.

EXPERTS

PMB Helin Donovan, LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, as set forth in their report, which is incorporated by reference in the prospectus and elsewhere in this registration statement.  Our consolidated financial statements are incorporated by reference in reliance on PMB Helin Donovan, LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities covered by this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith.  For further information with respect to us and the securities covered by this prospectus supplement, please see the registration statement and the exhibits filed with the registration statement.  A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room.  The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.unipixel.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC and applicable law permits us to “incorporate by reference” into this prospectus supplement information that we have or may in the future file with or furnish to the SEC. This means that we can disclose important information by referring you to those documents.  You should read carefully the information incorporated herein by reference because it is an important part of this prospectus supplement.  We hereby incorporate by reference the following documents into this prospectus supplement (other than any portion of such filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 8, 2012;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012, as filed with the SEC on May 11, 2012 and on July 30, 2012, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on February 28, 2012, March 2, 2012, March 8, 2012, March 12, 2012, April 24, 2012, May 11, 2012, July 12, 2012 and July 20, 2012;

•	Our definitive proxy statement filed with the SEC on June 26, 2012; and

•
The description of our common stock included in our Registration Statement on Form 8-A/A, as filed with the SEC on December 9, 2010 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K), after the date of this prospectus supplement and before the termination or completion of this offering shall be deemed to be incorporated by reference into this prospectus supplement from the respective dates of filing of such documents.  Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus supplement.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Uni-Pixel, Inc., 8708 Technology Forest Place, Suite 100, The Woodlands, Texas 77381 Attn: Chief Financial Officer, (281) 825-4500.

PROSPECTUS

$50,000,000
Common Stock, Preferred Stock and Warrants Offered by Uni-Pixel, Inc.
and
2,462,058 Shares of Common Stock Offered by Selling Stockholders

By this prospectus and an accompanying prospectus supplement, we may from time to time offer and sell, in one or more offerings, up to $50,000,000 in any combination of common stock, preferred stock and warrants.  Also, the selling stockholders identified in this prospectus may, from time to time, offer and sell up to 2,462,058 shares of common stock.  See the section of this prospectus titled “Selling Stockholders”.

We will provide you with more specific terms of these securities in one or more supplements to this prospectus.  You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We or any selling stockholder may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering.  We or any selling stockholder may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.  The supplements to this prospectus will provide the specific terms of the plan of distribution.  The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

Our common stock is listed on the NASDAQ Capital Market under the symbol “UNXL”.  On May 21, 2012, the closing price of our common stock as reported by the NASDAQ Capital Market was $5.69 per share.  The aggregate market value of our outstanding voting common stock held by non-affiliates, based upon a closing sale price of our common stock on May 21, 2012 was $33,598,881.

An investment in our common stock involves a high degree of risk.  See “Risk Factors” on page 4 of this prospectus for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May 24, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process.  Under this shelf process, we or any selling stockholders may sell the securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities which may be offered.  Each time we offer securities for sale, we will provide a prospectus supplement that contains specific information about the terms of that offering.  If required for the particular sale, we will also provide a prospectus supplement when a selling stockholder offers securities for sale hereunder that contains specific information about the terms of that offering. Any prospectus supplement may also add or update information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”

The registration statement that contains this prospectus (including the exhibits thereto) contains additional important information about us and the selling stockholders and the securities we or any selling stockholders may offer under this prospectus.  Specifically, we have filed certain legal documents that establish the terms of the securities offered by this prospectus as exhibits to the registration statement.  We will file certain other legal documents that establish the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC.  You may obtain copies of that registration statement and the other reports and documents referenced herein as described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.  You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date.  Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “the Company” or “Uni-Pixel” refer to Uni-Pixel, Inc. and its subsidiaries.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements in this prospectus and any accompanying prospectus supplement include, without limitation, statements related to our plans, strategies, objectives, expectations, intentions and adequacy of resources.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion; (ii) our plans and results of operations will be affected by our ability to manage growth and competition; and (iii) other risks and uncertainties indicated from time to time in our filings with the SEC.  Important factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, but are not limited to, the rate and degree of market acceptance of our products, our ability to develop and market new and enhanced products, our ability to obtain financing as and when we need it, competition from existing and new products and our ability to effectively react to other risks and uncertainties described from time to time in our SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility.

In some cases, you can identify forward-looking statements by terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ ‘‘potential,’’ or ‘‘continue’’ or the negative of such terms or other comparable terminology.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake any obligation to publicly update or review any forward-looking statement.

OUR BUSINESS

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

About Uni-Pixel, Inc.

We believe we are one of the technology leaders in the optical design and manufacturing of large area microstructured polymer film materials and related technologies for the display, flexible electronics, energy, transportation and entertainment industries.  Our microstructured polymer films, which we refer to as Performance Engineered Films (PEFs), are designed to lower the cost and improve functionality and performance of devices in the markets they address.  Recently, we have made key technological advances that have enabled our PEFs to be produced at high volume with low costs, and over wide area flexible substrates. We have developed two products from these processes. These products are our patent-pending Diamond Guard hard coat films™ and our transparent conducting film produced with our patent pending UniBoss™ process.

Our Proprietary Technologies

We focus our research and development on projects that will generate short term revenue that will lead to long term high volume product purchases.  In addition to research and development, we may work on related projects if they are customer funded.  Of our 18 employees, the majority have degrees or advanced degrees in physics, mathematics, chemistry, materials science, or optics.  Historically our development efforts have yielded numerous patents, as well as trade secrets and manufacturing know how that we believe gives us a competitive advantage with respect to our current intellectual properties. In May 2010, we sold 20 U.S. patents, 104 patent applications, and 23 foreign patents.  As of May 24, 2012, we have 3 patents issued and 52 patent applications filed with the U.S. Patent and Trademark Office that cover technology including our PEFs and our UniBoss™ process.  Our historic development efforts have guided our recent technological advances and the generation of new intellectual property with respect to our PEFs.

Our patent-pending UniBoss™ process is a new flexible electronic manufacturing process whereby we can precisely pattern fine line conductors on a variety of substrates such as glass, circuit boards, and flexible polymer rolls of film in a continuous roll to roll and semi continuous sheet process with high optical transparency.  We are targeting films made by the UniBoss™ process as an alternative to traditional indium tin oxide (“ITO”) coated transparent materials used in a variety of electronic products.  By replacing the ITO in a display device we can lower the device production cost, reduce the product thickness and weight, and improve the overall efficiency and performance. Furthermore, this process is adaptive with polymer substrates and as a result may enable the production flexible displays.

Additionally, during the development of our PEF technology we were able to produce an ultra hard coat that we apply to base films and substrates to produce our Diamond Guard Film technology and product line. We believe our in house design and prototyping capabilities along with our toll manufacturing partners allows us to be one of the low cost producers for micro-structured and hard coated films for our markets of interest.

Our Target Markets

We are currently focusing our efforts on applications of our PEFs in the following areas:

Transparent Electrically Conductive Films

Our recent development of the UniBoss™ process, which is the ability to print very conductive fine lines with very high light transmission, enables us to enter a large and growing market for transparent touch screens. We believe this technology is a superior replacement to ITO as the transparent conducting layer in a touch screen device. Based upon calculations derived from DisplaySearch forecasts of the worldwide touch panel market, we believe that the worldwide film market for touch sensors could be $3 billion-$5 billion dollars per year over the next five years. Our transparent conductive films can be produced with our UniBoss™ process at low cost and on large flexible polymer substrates. We believe this enables manufacturers to effectively produce large area touch screens at commercially viable costs with enhanced performance and functionality. In addition, we believe that the insertion of this technology into smaller devices will lead to thinner, lighter, lower cost and higher efficiency products.
We are currently working with touch screen manufacturers and end users to design products based on our technological achievements or know-how.

Diamond Guard Cover Glass replacement and Protective Cover Films

During the past two years we have designed, developed and demonstrated large scale production of micro-structured and hard coated films for use as cover glass replacement and protective cover films for touch and multi touch electronic computing devices.  We are currently shipping our Diamond Guard Hard Coat Films to end users both domestically and internationally.  We believe that our Diamond Guard films are unique in the market as compared to other similar products because our hard coat and surface treatments offer better functional specifications as compared to competitive films.  In addition to better features, our roll-to-roll production capabilities result in low production costs which allow us to competitively price our product at or below the price of other products in the market today. We sell our films under the Clearly Superior and Diamond Guard Film brand as well as private labels.  We are currently in discussions with various original equipment manufacturers, touch panel module manufacturers and consumer product manufacturers for incorporation of our product into their product lines, although we cannot guarantee that any of these manufacturers will purchase our product.

Light Extraction and Management Films

We also intend to sell our films as sub-components for use in liquid crystal display (“LCD”), field sequential LCD (“FSC-LCD”) and Time Multiplexed Optical Shutter (“TMOS”) display as back light films and active film sub-components.  If we are successful in this endeavor, these uses could utilize billions of square feet of our product on an annual basis.

3-D Films

With the release of the movie Avatar in 2009 significant interest has been generated in 3-D content for consumer products such as video games and movies for portable devices. We have developed a micro-structured and printed film to enable a 3-D visual experience on any type of display device without the need for glasses.  We demonstrated our first prototype in January 2010 at the Consumer Electronics show in Las Vegas and based on the positive response at that show we continue to improve and enhance the films’ performance for the potential deployment by end-users and consumers for use with their products.  We have a patent on auto stereoscopic display film and we have filed a patent application covering 2D – 3D switchable backlights.

Corporate Information

Our facilities and executive offices are located at 8708 Technology Forest Place, Suite 100, The Woodlands, Texas, 77381, and our telephone number is (281) 825-4500. We were incorporated in Delaware on May 24, 2001.  Additional information about us is available on our website at www.unipixel.com.  The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus.  Our common stock, par value $0.001 per share, is currently traded on The NASDAQ Capital Market under the ticker symbol “UNXL.”

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus.  For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

RISK FACTORS

Investing in our common stock involves a high degree of risk.  Please see the risk factors set forth in Part I, Item 1A of our Annual Report on Form 10-K and other filings we make with the SEC, which are incorporated by reference in this prospectus.  Additional risk factors may be included in a prospectus supplement relating to a particular offering of securities.  Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.  The risks and uncertainties we have described are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.  These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

USE OF PROCEEDS

Unless we state otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us under this prospectus and any related prospectus supplement for general corporate purposes.  These purposes may include capital expenditures and additions to working capital.  When a particular series of securities is offered, the prospectus supplement relating to that series will set forth our intended use for the net proceeds we receive from the sale of the securities.  Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities

We will not receive any proceeds from the sale of our common stock by the selling stockholders.  However, if the selling stockholders were to exercise their warrants in full, we would receive $3,926,195 if a cashless exercise does not occur.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities sold by Uni-Pixel in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchases in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF THE SECURITIES THAT MAY BE OFFERED

Description of Common Stock

The following summary of the rights of our common stock is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our registration statement on Form S-3, of which this prospectus forms a part.  See “Where You Can Find More Information.”

We have 110,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

As of May 24, 2012 we had 7,142,307 shares of common stock outstanding.  Our authorized but unissued shares of common stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.  If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock.  The shares of common stock are neither redeemable or convertible.  Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name.  No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.  All of the outstanding shares of our common stock are fully paid and non-assessable.  The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

All share numbers included in this prospectus have been adjusted to reflect the 1-for-15 reverse stock split of our common stock that we effected on December 9, 2010.

Our common stock is listed on the NASDAQ Capital Market under the symbol “UNXL”.  On May 21, 2012, the last sale price of our common stock was $5.69 per share.  The transfer agent and registrar for our common stock is Securities Transfer Corporation.  Its address is 2591 Dallas Parkway, Suite 102, Frisco, TX 75034, and its telephone number is (469) 633-0101.

Description of Preferred Stock

Our certificate of incorporation permits us to issue up to 10,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders.  We currently have no shares of preferred stock outstanding.

Subject to the limitations prescribed in our certificate of incorporation and under Delaware law, our certificate of incorporation authorizes the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof.

Description of Warrants

Warrants to Purchase Common Stock or Preferred Stock

We may issue warrants for the purchase of our preferred stock or common stock, which we refer to in this prospectus as “equity warrants”.  As explained below, each equity warrant will entitle its holder to purchase our equity securities at an exercise price set forth in, or to be determined as set forth in, the related prospectus supplement.  Equity warrants may be issued separately or together with equity securities.  The equity warrants are to be issued under equity warrant agreements.

The particular terms of each issue of equity warrants and the equity warrant agreement relating to the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

•	anti-dilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants;

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants; and

•	the exercise price.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents.  Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders.  Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting.  Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors which would allow holders of less than a majority of the stock to elect some directors.

Vacancies.  Our amended and restated bylaws provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders.  A special meeting of stockholders may only be called by our chairman of the board, the president or the board of directors.

Advance Notice.  Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders to sell, from time to time, up to 2,462,058 shares of our common stock.  All of the common stock offered by this prospectus may be offered by the selling stockholders for their own account.  We will receive no proceeds from the sale of the shares held by the selling stockholders although, if the warrants are exercised, we would receive $3,926,195 from the exercise of the warrants if a cashless exercise does not occur.

On February 13, 2007, we entered into a Securities Purchase Agreement with The Raptor Global Portfolio Ltd, The Altar Rock Fund L.P. and The Tudor BVI Global Portfolio L.P. (the “Series B Investors”) pursuant to which we sold to the Series B Investors 3,200,000 shares of our Series B Convertible Preferred Stock and warrants to purchase, in aggregate, up to 455,954 shares of our common stock for a purchase price of $12,000,000.  On November 4, 2009, we entered into an Amended and Restated Conversion Agreement with the Series B Investors, pursuant to which the Series B Investors exchanged the Series B Convertible Preferred Stock and their warrants for 1,365,688 shares of common stock and warrants to purchase, in the aggregate, up to 525,454 shares of common stock.  Subsequent to February 13, 2007, The Raptor Global Portfolio Ltd. transferred its ownership in the common stock and warrants to The Raptor Global Portfolio Liquidating Trust; The Altar Rock Fund L.P. transferred its ownership in the common stock and warrants to The Altar Rock Fund Liquidating Trust; and The Tudor BVI Global Portfolio L.P. transferred its ownership in the common stock and warrants to Legacy Asset Portfolio L.P.

On September 28, 2007, we entered into a Securities Purchase Agreement with Merrill Lynch Pierce, Fenner & Smith Incorporated (the “Series C Investor”) pursuant to which we sold to the Series C Investor 892,858 shares of our Series C Convertible Preferred Stock and warrants to purchase, in aggregate, up to 214,286 shares of our common stock for a purchase price of $10,000,000.  On November 4, 2009, we entered into an Amended and Restated Conversion Agreement with the Series C Investor, pursuant to which the Series C Investor exchanged the Series C Convertible Preferred Stock and its warrants for 581,188 shares of common stock and warrants to purchase, in the aggregate, up to 244,785 shares of common stock.  On March 15, 2010, we issued the Series C Investor a Convertible Promissory Note in the aggregate principle amount of $300,000 and a warrant to purchase 10,000 shares of common stock.  On December 10, 2010, the Series C Investor converted the Convertible Promissory Note pursuant to its terms into 63,551 shares of common stock.

The following table sets forth information with respect to the common stock known to us to be beneficially owned by the selling stockholders as of May 24, 2012.  To our knowledge, the selling stockholders have sole voting and investment power over the common stock listed in the table below.  Except as otherwise disclosed herein, the selling stockholders have not had a material relationship with us during the preceding three years.

			Common
	Beneficial Ownership of		Stock	Beneficial Ownership
	Common Stock Prior		Saleable	of Common Stock
	to the Offering		Pursuant	After the Offering (1)
	Number of	Percent of	to This	Number of	Percent of
Name of Selling Stockholder	Shares	Class (2)	Prospectus	Shares	Class (2)
The Raptor Global Portfolio Liquidating Trust (3)	1,423,986	18.9%	1,423,986	0	0
The Altar Rock Fund Liquidating Trust (4)	12,115	*	12,115	0	0
Legacy Asset Portfolio L.P. (5)	126,433	1.7	126,433	0	0
Merrill Lynch Pierce, Fenner & Smith Incorporated (6)	899,524	12.2	899,524	0	0

* Less than 1%.
(1)
Assumes that all of the shares held by the selling stockholders covered by this prospectus are sold and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.  However, as the selling stockholders can offer all, some, or none of their common stock, no definitive estimate can be given as to the number of shares that the selling stockholders will ultimately offer or sell under this prospectus.

(2)	Calculated based on 7,142,307 shares of common stock outstanding as of May 24, 2012.
(3)
Includes immediately exercisable warrants to purchase 395,655 shares of common stock.  Voting and investment control of these securities is held by Raptor Capital Management LP, the investment adviser of The Raptor Global Portfolio Liquidating Trust, as more fully described in the Schedule 13D/A of Raptor Capital Management LP dated December 21, 2010 with respect to Uni-Pixel, Inc.

(4)
Includes immediately exercisable warrants to purchase 3,366 shares of common stock.  Voting and investment control of these securities is held by Raptor Capital Management LP, the investment adviser of The Altar Rock Fund Liquidating Trust, as more fully described in the Schedule 13D/A of Raptor Capital Management LP dated December 21, 2010 with respect to Uni-Pixel, Inc.

(5)	Includes immediately exercisable warrants to purchase 126,433 shares of common stock. Voting and investment control of these securities is held by Tudor Investment Corporation.
(6)
Includes immediately exercisable warrants to purchase 254,785 shares of common stock. The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS") is One Bryant Park, New York, NY 10036. MLPFS is a member of the Financial Industry Regulatory Authority and a broker-dealer registered pursuant to Section 15(b) of the Exchange Act. MLPFS has represented to us that it (i) purchased the securities in the ordinary course of business and (ii) had no agreements or understandings, directly or indirectly, with any person to distribute such securities at the time of their purchase.  MLPFS and Bank of America Corporation, the ultimate parent of MLPFS, share voting and dispositive power with respect to these securities

PLAN OF DISTRIBUTION

We or the selling stockholders may offer and sell the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the NASDAQ or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	through dividends or other distributions made by the selling stockholders to their respective partners, members or stockholders; or

•	otherwise through any other method permitted by applicable law or a combination of any of the above methods of sale.

In addition, we or the selling stockholders may enter into option, share lending or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We or the selling stockholders may also enter into hedging transactions with respect to our securities. For example, we or the selling stockholders may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•
enter into option or other types of transactions that require the delivery of shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Any selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of common stock covered by this prospectus.

In this prospectus, the term “selling stockholders” includes the selling stockholders and their respective successors, which include their donees, pledgees, distributees or transferees and other successors-in-interest.

We or the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us, the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the selling stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Shares of common stock may also be exchanged for satisfaction of the selling stockholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.

Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. We may also provide a prospectus supplement if selling stockholders sell securities hereunder. Any prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any other offering expenses;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by us or the selling stockholders in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•
in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The selling stockholders might not sell any shares of common stock under this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The securities may be sold directly by us or the selling stockholders or through agents designated by us or the selling stockholders from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us or by selling stockholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares during and after this offering, but those underwriters will not be obligated to do so and may discontinue any market making at any time. Specifically, the underwriters may over-allot or otherwise create a short position in the common shares for their own accounts by selling more common shares than have been sold to them by us and the selling stockholders. The underwriters may elect to cover any such short position by purchasing common shares in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common shares by bidding for or purchasing common shares in the open market and may impose penalty bids. If penalty bids are  imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if common shares previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common shares to the extent that it discourages resales of the common shares. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common shares. Passive market making consists of displaying bids on the NASDAQ Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We and the selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of us, the selling stockholders and their affiliates.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

Each selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any securities such entity sells pursuant to this prospectus. At the time a particular offering of the shares of common stock by a selling stockholder is made, a prospectus, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. If any selling shareholder is deemed to be an underwriter, such selling shareholder may be subject to certain statutory liabilities under the Securities Act and other applicable securities laws. To our knowledge, no selling stockholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Richardson & Patel, LLP, Los Angeles, CA.

EXPERTS

PMB Helin Donovan, LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, as set forth in their report, which is incorporated by reference in the prospectus and elsewhere in this registration statement.  Our consolidated financial statements are incorporated by reference in reliance on PMB Helin Donovan, LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith.  For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement.  A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room.  The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.unipixel.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC and applicable law permits us to “incorporate by reference” into this prospectus information that we have or may in the future file with or furnish to the SEC. This means that we can disclose important information by referring you to those documents.  You should read carefully the information incorporated herein by reference because it is an important part of this prospectus.  We hereby incorporate by reference the following documents into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 8, 2012;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2012, as filed with the SEC on May 11, 2012;

•	Our Current Reports on Form 8-K filed with the SEC on February 28, 2012, March 2, 2012, March 8, 2012, March 12, 2012, April 24, 2012 and May 11, 2012; and

•
The description of our common stock included in our Registration Statement on Form 8-A/A, as filed with the SEC on December 9, 2010 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K), after the date of this prospectus and before the termination or completion of this offering shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents.  Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Uni-Pixel, Inc., 8708 Technology Forest Place, Suite 100, The Woodlands, Texas 77381 Attn: Chief Financial Officer, (281) 825-4500.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

UNI-PIXEL, INC.

3,000,000 Shares

Uni-Pixel, Inc.

Common Stock

Prospectus Supplement

Craig-Hallum Capital Group

, 2012